As filed with the Securities and Exchange Commission on May 4, 2021.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREENBROOK TMS INC.
(Exact name of Registrant as specified in its charter)

Ontario, Canada (Province or other jurisdiction of incorporation or organization)	8093 (Primary Standard Industrial Classification Code Number (if applicable))	98-1512724 (I.R.S. Employer Identification No. (if applicable))
890 Yonge Street, 7th Floor
Toronto, Ontario, Canada M4W 3P4
(416) 915-9100
(Address and telephone number of Registrant’s principal executive offices)
TMS NeuroHealth Centers Inc.
8401 Greensboro Drive, Suite 425
Tysons Corner, Virginia 22102
(416) 322-9700
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:
Erns Loubser Chief Financial Officer Greenbrook TMS Inc. 890 Yonge Street 7th Floor Toronto, Ontario, M4W 3P4 (416) 915-9100	Mile T. Kurta, Esq. Christopher R. Bornhorst, Esq. Torys LLP 1114 Avenue Of The Americas 23rd Floor New York, New York 10036 (212) 880-6000	David Chaikof, Esq. Robbie Leibel, Esq. Torys LLP 79 Wellington St. W Toronto, Ontario M5K 1N2 (416) 865-0040	Walter Van Dorn, Esq. Dentons US LLP 1221 Avenue of the Americas New York, New York 10020 (212) 768-6985	Ora Wexler Dentons Canada LLP 77 King Street West, Suite 400 Toronto, Ontario M5K 0A1 (416) 863-4516
Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.
Ontario, Canada
(Principal jurisdiction regulating this offering)
It is proposed that this filing shall become effective (check appropriate box):
A. ☐
upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☒
at some future date (check the appropriate box below)

1. ☐
pursuant to Rule 467(b) on (           ) at (           ) (designate a time not sooner than 7 calendar days after filing).

2. ☐
pursuant to Rule 467(b) on (           ) at (           ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (           ).

3. ☐
pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☒
after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Shares	N/A	N/A	$50,000,000	$5,455.00

(1)
Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). There are being registered under this Registration Statement such indeterminate number of common shares (“Common Shares”) of Greenbrook TMS Inc. (the “Registrant”) as shall have an aggregate offering price not to exceed $50,000,000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act, or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Information contained herein is subject to completion or amendment. Greenbrook TMS Inc. has filed a registration statement on Form F-10 with the U.S. Securities and Exchange Commission, under the United States Securities Act of 1933, as amended, with respect to the sale of these securities. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any U.S. state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such U.S. state.
This Prospectus has been filed under procedures in each of the provinces of Canada, other than the province of Québec, that permit certain information about these securities to be determined after the Prospectus has become final and that permit the omission of that information from this Prospectus. The procedures require the delivery to purchasers of a supplemented PREP prospectus containing the omitted information within a specified period of time after agreeing to purchase any of these securities. All of the information contained in the supplemented PREP prospectus that is not contained in this Prospectus will be incorporated by reference into this Prospectus as of the date of the supplemented PREP prospectus.
SUBJECT TO COMPLETION DATED MAY 4, 2021
PRELIMINARY SHORT FORM BASE PREP PROSPECTUS
GREENBROOK TMS INC.
      Common Shares
US$
This Prospectus qualifies the distribution to the public (the “Offering”) of        common shares (the “Offered Shares”) of Greenbrook TMS Inc. (“Greenbrook” or the “Company”) at a price of US$       per Offered Share (the “Offering Price”).
The Offering is being made concurrently in Canada under the terms of this Prospectus and in the United States of America (the “United States” or the “U.S.”) pursuant to the Company’s registration statement on Form F-10 (as amended, the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”), of which this Prospectus forms a part.
Operating through 128 Company-operated treatment centers, Greenbrook is a leading provider of Transcranial Magnetic Stimulation (“TMS”) therapy, an FDA-cleared, non-invasive therapy for the treatment of Major Depressive Disorder (“MDD”) and other mental health disorders, in the United States. TMS therapy provides local electromagnetic stimulation to specific brain regions known to be directly associated with mood regulation. Greenbrook has provided more than 620,000 TMS treatments to over 17,000 patients struggling with depression. See “The Company”.

Joint Bookrunning Managers
Stifel	Canaccord Genuity	BTIG

Bloom Burton
The outstanding common shares of Greenbrook (the “Shares”) are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “GTMS” and on the Nasdaq Capital Market of The NASDAQ Stock Market LLC (“NASDAQ”) under the symbol “GBNH”. On May 3, 2021, the last trading day prior to the date of this Prospectus, the closing price of the Shares on the TSX and NASDAQ was C$13.00 per Share and US$10.65 per Share, respectively.
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Price: US$ per Offered Share
The Offered Shares are being offered in the United States by Stifel, Nicolaus & Company, Incorporated (“Stifel” or the “Lead Underwriter”), Canaccord Genuity LLC, and BTIG, LLC (together with the Lead Underwriter, the “United States Underwriters”) and in Canada by Stifel Nicolaus Canada Inc., Canaccord Genuity Corp. and Bloom Burton Securities Inc. (the “Canadian Underwriters” and, together with the United States Underwriters, the “Underwriters”). The Underwriters have severally agreed to purchase the Offered Shares from the Company at a price of US$       per Offered Share, subject to the terms and conditions of the Underwriting Agreement (as defined below) described under “Plan of Distribution”. The Offering Price was determined by negotiation between the Company and the Lead Underwriter, on behalf of the Underwriters.
	Price to the Public	Underwriters’ Fee(1)	Net Proceeds to the Company(2)
Per Offered Share	US$	US$	US$
Total Offering(3)	US$	US$	US$

Notes:
(1)
Upon closing of the Offering, the Company will pay the Underwriters a cash commission equal to           % of the gross proceeds of the Offering (the “Underwriters’ Fee”), including pursuant to any exercise of the Over-Allotment Option (as defined below). See “Plan of Distribution”.

(2)
Before deducting the expenses of the Offering, estimated to be US$       , which, together with the Underwriters’ Fee, will be paid from the proceeds of the Offering. A portion of the proceeds of the Offering may be settled in Canadian dollars.

(3)
The Company has granted to the Underwriters an option (the “Over-Allotment Option”) exercisable in whole or in part at any one time for a period of 30 days from the closing of the Offering to purchase up to        additional Shares (the “Over-Allotment Shares”) (being equal to 15% of the Offered Shares sold pursuant to the Offering) on the same terms as set forth above. If the Over-Allotment Option is exercised in full, the total “Price to the Public”, “Underwriters’ Fee” and “Net Proceeds to the Company”, before deducting the expenses of the Offering, will be US$       , US$       and US$       , respectively. This Prospectus qualifies the grant of the Over-Allotment Option and the issuance of the Over-Allotment Shares on the exercise of the Over-Allotment Option. A purchaser who acquires Shares forming part of the Underwriters’ over-allocation position acquires those Shares under this Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

The following table sets out the maximum number of Over-Allotment Shares that may be issued pursuant to the Over-Allotment Option:
Underwriters’ Position	Maximum Size or Number of Securities Available	Exercise Period	Exercise Price
Over-Allotment Option(1)	Option to acquire up to Over-Allotment Shares	Exercisable at any one time up to 30 days after closing of the Offering	US$ per Over-Allotment Share

Note:
(1)
This Prospectus qualifies the grant of the Over-Allotment Option and the issuance of the Over-Allotment Shares on the exercise of the Over-Allotment Option. See “Plan of Distribution”.

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NEITHER THE SEC NOR ANY STATE OR CANADIAN SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED HEREBY, PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
This Offering is being made by a Canadian issuer that is permitted, under the multijurisdictional disclosure system adopted in the United States and Canada (the “MJDS”), to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States.
The Company prepares its financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), which are generally accepted accounting principles in Canada. IFRS differs in certain respects from U.S. generally accepted accounting principles (“U.S. GAAP”) and thus the consolidated financial statements and other financial data relating to the Company may not be comparable to financial statements of U.S. companies. Prospective investors should consult with their own professional advisors for an understanding of the differences between IFRS and U.S. GAAP and how these differences might affect the financial information included herein.
Purchasers of the Offered Shares should be aware that the acquisition of such Offered Shares may have tax consequences both in the United States and in Canada. This Prospectus or any applicable prospectus supplement may not describe these tax consequences fully. See “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations”. Purchasers of the Offered Shares are urged to consult their own tax advisors.
The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of the Province of Ontario, Canada, that certain of its officers and directors and some of the experts named in this Prospectus are residents of Canada, and that some of the Company’s assets and all or a substantial portion of the assets of these persons are located outside of the United States. In addition, some of the underwriters named in this Prospectus are not resident in the United States. See “Enforceability of Civil Liabilities in the United States”.
An investment in Offered Shares involves significant risks that should be carefully considered by prospective investors before purchasing Offered Shares. The risks outlined in this Prospectus and in the documents incorporated by reference herein should be carefully reviewed and considered by prospective investors in connection with any investment in Offered Shares. See “Risk Factors” and “Forward-Looking Statements”.
The Underwriters, as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by the Company and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement described under “Plan of Distribution” and subject to the approval of certain legal matters on behalf of the Company by Torys LLP with respect to Canadian law and United States law and on behalf of the Underwriters by Dentons Canada LLP with respect to Canadian law and Dentons US LLP with respect to United States law.
The Company has been advised by the Underwriters that, in connection with the Offering, the Underwriters may over-allot or effect transactions that stabilize or maintain the market price of the Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time. The Underwriters may offer the Offered Shares to the public at a price lower than that stated above. See “Plan of Distribution”.
Subscriptions will be received subject to rejection or allocation in whole or in part and the Underwriters reserve the right to close the subscription books at any time without notice. Closing of the Offering is expected to occur on or about        , 2021 or such other date as the Company and the Lead Underwriter, on behalf of the Underwriters, may agree, but in any event not later than        , 2021 (the “Closing Date”). It is expected that the Company will arrange for the instant deposit of the Offered Shares under the book-based system of registration, to be registered to The Depository Trust Company (“DTC”) and deposited with DTC on the Closing Date. No certificates evidencing the Offered Shares will be issued to purchasers of the Offered Shares. Purchasers of the Offered Shares will receive only a customer confirmation from the Underwriters or other registered dealers who are DTC participants and from or through whom a beneficial interest in the Offered Shares is purchased. See “Plan of Distribution”.
The Company has applied to list the Offered Shares on the TSX. Listing is subject to the approval of the TSX in accordance with its applicable listing requirements. The Company has provided notice of the Offering to NASDAQ in accordance with the rules of that exchange.
The principal, head and registered office of the Company is located at 890 Yonge Street, 7th Floor, Toronto, Ontario, Canada, M4W 3P4. The Company’s United States corporate headquarters is located at 8405 Greensboro Drive, Suite 120, Tysons Corner, Virginia, United States, 22102.

i

ABOUT THIS PROSPECTUS
A prospective purchaser of Offered Shares should read this entire Prospectus, including the documents incorporated herein by reference, and consult its own professional advisors to assess the income tax, legal, risks and other aspects of its investment in the Offered Shares. A prospective purchaser of Offered Shares should rely only on the information contained in this Prospectus. The Company, the Promoter (as defined below) and the Underwriters have not authorized anyone to provide prospective purchasers of Offered Shares with additional or different information. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of the Offered Shares. The Company’s business, financial condition, results of operations and prospects may have changed since the date of this Prospectus.
The Company has filed the Registration Statement with the SEC under the United States Securities Act of 1933, as amended, relating to the Offered Shares being offered hereunder. This Prospectus forms a part of the Registration Statement. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are contained in the exhibits to the Registration Statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this Prospectus but contained in the Registration Statement are available on EDGAR at www.sec.gov.
The Offered Shares may be sold only in those jurisdictions where offers and sales are permitted. This Prospectus is not an offer to sell or a solicitation of an offer to buy the Offered Shares in any jurisdiction where it is unlawful.
Interpretation
Unless otherwise noted or the context otherwise requires, the “Company”, “Greenbrook”, “we”, “us” or “our” refer to Greenbrook TMS Inc. together with its subsidiaries.
Where the context requires, all references in this Prospectus to the “Offering” include the Over-Allotment Option and all references in this Prospectus to “Offered Shares” include the Over-Allotment Shares that may be issued pursuant to the Over-Allotment Option.
All Share numbers in this Prospectus have been adjusted to give effect to the consolidation of all of the Company’s issued and outstanding Shares effected on February 1, 2021 on the basis of one post-consolidation Share for every five pre-consolidation Shares (the “Share Consolidation”).
Presentation of Financial Information
The financial statements of the Company incorporated by reference in this Prospectus are presented in United States dollars and have been prepared in accordance with IFRS.
This Prospectus contains a summary of the unaudited interim financial results of the Company for the three-month periods ended March 31, 2021 and 2020 under “Recent Developments”. Such financial information is derived from unaudited condensed interim consolidated financial statements of the Company for the three-month periods ended March 31, 2021 and 2020 and the accompanying management’s discussion and analysis that have not yet been filed with the securities commission or similar regulatory authority in each of the provinces of Canada (except Québec). The summary of the unaudited interim financial results of the Company for the three-month periods ended March 31, 2021 and 2020 described under “Recent Developments” have been derived from financial statements that are prepared in accordance with International Accounting Standard 34 Interim Financial Reporting as issued by the International Accounting Standards Board. See “Risk Factors”.
Certain calculations included in tables and other figures in this Prospectus have been rounded for clarity of presentation.
EXCHANGE RATE INFORMATION
All references to “C$” or “Canadian dollars” included or incorporated by reference into this Prospectus refer to Canadian dollar values. All references to “US$” or “United States dollars” are used to indicate United States dollar values.

The following table sets forth, for each of the periods indicated, the high, low, average and period end spot rates of exchange for one United States dollar, expressed in Canadian dollars, published by the Bank of Canada.
	Year ended December 31,		Three months ended March 31,
	2020 (C$)	2019 (C$)	2021 (C$)	2020 (C$)
High	1.4496	1.3600	1.2828	1.4496
Low	1.2718	1.2988	1.2455	1.2970
Average	1.3415	1.3269	1.2660	1.3449
Period End	1.2732	1.2988	1.2575	1.4187
On May 3, 2021, the rate of exchange posted by the Bank of Canada for conversion of United States dollars into Canadian dollars was US$1.00 = C$1.2279. The Company makes no representation that Canadian dollars could be converted into United States dollars at that rate or any other rate.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Prospectus and the documents incorporated by reference herein constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking information may relate to the Company’s future financial outlook and anticipated events or results and may include information regarding the Company’s business, financial position, results of operations, business strategy, growth plans and strategies, technological development and implementation, budgets, operations, financial results, taxes, dividend policy, plans and objectives. Particularly, information regarding the Company’s expectations of future results, performance, achievements, prospects or opportunities or the markets in which it operates is forward-looking information. In some cases, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “budget”, “scheduled”, “estimates”, “outlook”, “forecasts”, “projection”, “prospects”, “strategy”, “intends”, “anticipates”, “does not anticipate”, “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will”, “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not facts but instead represent management’s expectations, estimates and projections regarding future events or circumstances.
Forward-looking information in this Prospectus and the documents incorporated by reference herein includes, among other things, statements relating to: the timing and closing of the Offering; the intended use by the Company of the net proceeds of the Offering as described under “Use of Proceeds”; the listing on the TSX of the Offered Shares; the Company’s expectations regarding its revenue, expenses, cash flow and operations; changes in laws and regulations affecting the Company and the regulatory environments in which it operates; the Company’s expectations regarding the potential market opportunity for the delivery of TMS therapy; the Company’s expectations regarding its growth rates and growth plans and strategies, including expectations regarding future growth of the TMS market; potential expansion of additional therapeutic indications approved for TMS therapy by the United States Food and Drug Administration (“FDA”); the Company’s business plans and strategies; the Company’s expectations regarding the implementation of the Spravato® pilot program; changes in reimbursement rates by insurance payors; the Company’s expectations regarding the outcome of litigation and payment obligations in respect of prior settlements; the Company’s ability to attract and retain medical practitioners and qualified technicians at the Company’s network of outpatient mental health service centers that specialize in TMS treatment (each, a “TMS Center”); the Company’s competitive position in its industry and its expectations regarding competition; anticipated trends and challenges in the Company’s business and the markets in which it operates; access to capital and the terms relating thereto; technological changes in the Company’s industry; the Company’s expectations regarding geographic expansions; the Company’s expectations regarding new TMS Center openings and the timing thereof; successful execution of internal plans; anticipated costs of capital investments; the Company’s intentions with respect to the implementation of new accounting standards; the impact of the novel coronavirus, COVID-19 (“COVID-19”), pandemic on the Company; and the unaudited interim financial results of the Company for the three-month periods ended March 31, 2021 and 2020 under “Recent Developments”.
This forward-looking information and other forward-looking information are based on the Company’s opinions, estimates and assumptions in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors that the Company currently believes are appropriate and reasonable in the circumstances. Despite a careful process to prepare and review the forward-looking information, there can be no assurance that the underlying opinions, estimates and assumptions will prove to be correct.
The forward-looking information in this Prospectus and the documents incorporated by reference herein is necessarily based on a number of opinions, estimates and assumptions that the Company considered appropriate and reasonable as of the date such statements were made. It is also subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including the following risk factors described in greater detail under the heading “Risk Factors”: successful execution of the Company’s growth strategies; inability to attract key managerial and other non-medical personnel; risks related to changes in reimbursement rates by commercial insurance plans, Medicare and other non-Medicare government insurance plans; imposition of additional requirements related to the provision of TMS therapy by commercial insurance plans, Medicare and other non-Medicare government insurance plans that increase the cost or complexity of furnishing TMS therapy; reduction in reimbursement rates by higher-paying commercial insurance providers; dependency on referrals from physicians and failure to attract new patients; failure to recruit and retain sufficient qualified psychiatrists; ability to obtain TMS devices from the Company’s suppliers on a timely basis at competitive costs could suffer as a result of deterioration or changes in supplier relationships or events that adversely affect the Company’s suppliers or cause disruption to their businesses; failure to reduce operating expenses and labor costs in a timely manner; inability to achieve or sustain profitability in the future or an inability to secure additional financing to fund losses; risks related to the use of partnerships and other management services frameworks; risks associated with leasing space and equipment for the Company’s TMS Centers; inability to successfully open and operate new TMS Centers profitably or at all; risks associated with geographic expansion in regions which may have lower awareness of the Company’s brand or TMS therapy in general; claims made by or against the Company, which may result in litigation; risks associated with professional malpractice liability claims; reduction in demand for the Company’s services as a result of new drug development and/or technological changes within the Company’s industry; impact of uncertainty related to potential changes to U.S. healthcare laws and regulations; risks associated with anti-kickback, fraud and abuse laws; risks associated with compliance with laws relating to the practice of medicine; the constantly evolving nature of the regulatory framework in which the Company operates; costs associated with compliance with U.S. federal and state laws and regulations and risks associated with failure to comply; assessments for additional taxes, which could affect the Company’s operating results; inability to manage the Company’s operations at its current size; the Company’s competitive industry and the size and resources of some of its competitors; the labor-intensive nature of the Company’s business being adversely affected if it is unable to maintain satisfactory relations with its employees or the occurrence of union attempts to organize its employees; insurance-related risks; complications associated with the Company’s billing and collections systems; material disruptions in or security breaches affecting the Company’s information technology systems; natural disasters and unusual weather; disruptions to the operations at the Company’s head office locations; upgrade or replacement of core information technology systems; changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters; inability to maintain effective controls over financial reporting; risks associated with dilution of equity ownership; volatility in the market price for the Shares; prolonged decline in the price of the Shares reducing the Company’s ability to raise capital; significant influence of Greybrook Health Inc. (“Greybrook Health” or the “Promoter”); increases to indebtedness levels causing a reduction in financial flexibility; future sales of the Company’s securities by existing shareholders causing the market price for Shares to decline; impact of future offerings of debt securities on dividend and liquidation distributions; no cash dividends for the foreseeable future; an active, liquid and orderly trading market for Shares failing to develop; different shareholder protections in Canada as compared to the United States and elsewhere; treatment of the Company as a U.S. domestic corporation for U.S. federal income tax purposes; any issuance of preferred shares may hinder another person’s ability to acquire the Company; the Company’s trading price and volume could decline if analysts do not publish research or publish inaccurate or unfavorable research about the Company or its business; increases to costs as a result of operating as a U.S. public company; the Company’s potential to incur significant additional costs if it were to lose its “foreign private issuer” status in the future; the COVID-19 pandemic having a material adverse impact on the future results of the Company; risks of variations from the financial information presented in this Prospectus as compared to the unaudited condensed interim consolidated financial statements of the Company for the three-month periods ended March 31, 2021 and 2020 and the accompanying management’s discussion and analysis when such documents are filed; and risks related to forward-looking information contained in this Prospectus and the documents incorporated by reference herein.
If any of these risks or uncertainties materialize, or if the opinions, estimates or assumptions underlying the forward-looking information prove incorrect, actual results or future events might vary materially from those anticipated in the forward-looking information. The opinions, estimates or assumptions referred to above should be considered carefully by readers. Additional information about these assumptions, risks and uncertainties is contained in this Prospectus under the heading “Risk Factors” and in the Company’s filings with securities regulators, including the Annual Information Form and the Annual MD&A (each as defined below).
Various assumptions or factors are typically applied in drawing conclusions or making the forecasts or projections set out in forward-looking information. Those assumptions and factors are based on information currently available to the Company, including information obtained from third party industry analysts and other third party sources. In some instances, material assumptions and factors are presented or discussed elsewhere in this Prospectus or the documents incorporated by reference herein in connection with the statements or disclosure containing the forward-looking information. Readers are cautioned that the following list of material factors and assumptions is not exhaustive. The factors and assumptions include, but are not limited to: no unforeseen changes in the legislative and operating framework for the Company’s business; no unforeseen changes in the prices for the Company’s services in markets where prices are regulated; no unforeseen changes in the reimbursement rates of commercial, Medicare and other non-Medicare government insurance plans; no unforeseen changes in the regulatory environment for the Company’s services; a stable competitive environment; and no significant event occurring outside the ordinary course of business.
Although the Company has attempted to identify important risk factors that could cause actual results or future events to differ materially from those contained in forward-looking information, there may be other risk factors not presently known to the Company or that the Company presently believes are not material that could also cause actual results or future events to differ materially from those expressed in such forward-looking information. There can be no assurance that such information will prove to be accurate. Accordingly, readers should not place undue reliance on forward-looking information, which speaks only to opinions, estimates and assumptions as of the date made. The forward-looking information contained in this Prospectus and the documents incorporated by reference herein represents the Company’s expectations as of the date of this Prospectus (or as of the date they are otherwise stated to be made) and are subject to change after such date. The Company disclaims any intention or obligation or undertaking to update or revise any forward-looking information whether as a result of new information, future events or otherwise, except as required under applicable securities laws.
All of the forward-looking information contained in this Prospectus or the documents incorporated by reference herein is expressly qualified by the foregoing cautionary statements.
DOCUMENTS INCORPORATED BY REFERENCE
Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar regulatory authorities in Canada (except Québec) and which have been filed with the SEC in the United States as exhibits to the Registration Statement. Copies of these documents may be obtained on request without charge from the General Counsel of Greenbrook TMS Inc. at 890 Yonge Street, 7th Floor, Toronto, Ontario, Canada M4W 3P4, by telephone at(416) 915-9100 or by accessing these documents through the Internet on the Company’s website at www.greenbrooktms.com, on SEDAR at www.sedar.com or on EDGAR at www.sec.gov.

Except to the extent that their contents are modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference in this Prospectus, the following documents of the Company filed with the securities commissions or similar regulatory authorities in Canada (except Québec) and which have been filed with the SEC in the United States as exhibits to the Registration Statement are specifically incorporated by reference into, and form an integral part of, this Prospectus:
(a)
the Company’s annual information form for the year ended December 31, 2020 dated March 30, 2021 (the “Annual Information Form”);

(b)
the audited consolidated financial statements of the Company for the financial years ended December 31, 2020 and December 31, 2019, and the notes thereto together with the report of the independent auditors thereon (the “Annual Financial Statements”);

(c)
management’s discussion and analysis of the Company dated March 30, 2021 for the Annual Financial Statements (the “Annual MD&A”);

(d)
the management information circular of the Company dated December 4, 2020 in connection with its special meeting of shareholders held on January 12, 2021;

(e)
the management information circular of the Company dated May 19, 2020 in connection with its annual meeting of shareholders held on June 29, 2020;

(f)
the material change report of the Company dated February 2, 2021 in respect of the Share Consolidation; and

(g)
the material change report of the Company dated January 11, 2021 in respect of the Company’s US$30 million secured credit facility with Oxford Finance LLC (the “New Credit Facility”).

Documents referenced in any of the documents incorporated by reference in this Prospectus but not expressly incorporated by reference therein or herein and not otherwise required to be incorporated by reference therein or in Prospectus are not incorporated by reference in this Prospectus. Any documents of the type described in Section 11.1 of Form 44-101F1 — Short Form Prospectus Distributions filed by the Company with the various securities commissions or similar authorities in each of the provinces of Canada (except Québec) pursuant to the requirements of applicable securities legislation after the date of this Prospectus and prior to the termination of the distribution of the Offered Shares under this Prospectus are deemed to be incorporated by reference into this Prospectus. All such documents shall be filed as exhibits to the Registration Statement or otherwise submitted on Form 6-K or an annual report filed by the Company with the SEC and shall be deemed to be incorporated by reference into the Registration Statement if and to the extent, in the case of any Form 6-K, expressly provided in such document. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Company and readers should review all information contained in this Prospectus and the documents incorporated or deemed to be incorporated by reference herein and therein.
Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that prior statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set out in the document or statement that it modifies or supersedes. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

ENFORCEABILITY OF CIVIL LIABILITIES IN THE UNITED STATES
The Company is a corporation incorporated under and governed by the Business Corporations Act (Ontario) (“OBCA”). Some of the Company’s directors and officers and some of the experts named in this Prospectus reside principally in Canada, and some of the Company’s assets and all or a substantial portion of the assets of these persons is located outside the United States. In addition, some of the Underwriters are not resident in the United States. The Company has appointed an agent for service of process in the United States, but it may be difficult for investors who reside in the United States to effect service of process upon these persons in the United States, or to enforce a U.S. court judgment predicated upon the civil liability provisions of the U.S. federal securities laws against the Company or any of these persons. There is substantial doubt whether an action could be brought in Canada in the first instance predicated solely upon U.S. federal securities laws.
The Company has filed with the SEC, concurrently with the initial filing of the Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed TMS NeuroHealth Centers Inc. as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering of Offered Shares under this Prospectus.
MARKETING MATERIALS
Any “template version” of “marketing materials” (each as defined in National Instrument 41-101 — General Prospectus Requirements) filed with the securities commission or similar authority in each of the provinces of Canada (except Québec) in connection with the Offering after the date hereof but prior to the termination of the distribution of the Offered Shares under this Prospectus (including any amendments to, or an amended version of, any marketing materials) is deemed to be incorporated by reference herein. However, such “template version” of “marketing materials” will not form a part of this Prospectus to the extent that the contents of the marketing materials or the template version of the marketing materials, as applicable, have been modified or superseded by a statement contained in this Prospectus.
ELIGIBILITY FOR INVESTMENT
In the opinion of Torys LLP, counsel to the Company, and Dentons Canada LLP, counsel to the Underwriters, based on the current provisions of the Income Tax Act (Canada) and the regulations thereunder (together, the “Tax Act”), the Offered Shares, if issued on the date hereof, would be, on such date, “qualified investments” under the Tax Act for trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), registered education savings plans (“RESPs”), deferred profit sharing plans, registered disability savings plans (“RDSPs”) and tax-free savings accounts (“TFSAs”), provided that the Offered Shares are listed on a “designated stock exchange” (as defined in the Tax Act), which currently includes the TSX and NASDAQ.
Notwithstanding that the Offered Shares may be qualified investments for a trust governed by a TFSA, RDSP, RRSP, RRIF or RESP (each, a “Plan”), a holder of a TFSA or RDSP, an annuitant under an RRSP or RRIF or a subscriber of an RESP (each, a “Plan Holder”) will be subject to a penalty tax if the Offered Shares are a “prohibited investment” (as defined in subsection 207.01(1) of the Tax Act) for a Plan. The Offered Shares will generally not be a prohibited investment for a Plan provided that the Plan Holder deals at arm’s length with the Company for purposes of the Tax Act and does not have a “significant interest” (within the meaning of subsection 207.01(4) of the Tax Act) in the Company. In addition, the Offered Shares will not be a “prohibited investment” for a Plan if the Offered Shares are “excluded property” (as defined in subsection 207.01(1) of the Tax Act) for such Plan. Prospective purchasers who intend to hold the Offered Shares in a Plan should consult their own tax advisors regarding the application of the foregoing prohibited investment rules in their particular circumstances.

WHERE YOU CAN FIND MORE INFORMATION
The Company files certain reports with certain securities regulatory authorities of Canada and the SEC pursuant to the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Under the MJDS, such reports and other information may be prepared in accordance with the disclosure requirements of the securities regulatory authorities of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Company is also exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers and directors are exempt from the reporting and short swing profit liability provisions contained in Section 16 of the U.S. Exchange Act. The Company’s reports and other information filed or furnished with or to the SEC are available from EDGAR at www.sec.gov, as well as from commercial document retrieval services, and on the Company’s website at www.greenbrooktms.com. The Company’s Canadian filings are available on SEDAR at www.sedar.com and on the Company’s website at www.greenbrooktms.com.
THE COMPANY
Operating through 128 Company-operated treatment centers, Greenbrook is a leading provider of TMS therapy, an FDA-cleared, non-invasive therapy for the treatment of MDD and other mental health disorders, in the United States. TMS therapy provides local electromagnetic stimulation to specific brain regions known to be directly associated with mood regulation. Greenbrook has provided more than 620,000 TMS treatments to over 17,000 patients struggling with depression.
The principal, head and registered office of the Company is located at 890 Yonge Street, 7th Floor, Toronto, Ontario, Canada M4W 3P4. The Company’s United States corporate headquarters is located at 8401 Greensboro Drive, Suite 425, Tysons Corner, Virginia, United States, 22102.
Further information regarding the Company and its business is set out in the Annual Information Form, which is incorporated herein by reference.
RECENT DEVELOPMENTS
There have been no material developments in the business of the Company since December 31, 2020, the date of the Annual Financial Statements, which have not been disclosed in this Prospectus or the documents incorporated by reference herein.
Announcement of Preliminary Unaudited Financial Results for the Three Months ended March 31, 2021
On May 4, 2021, the Company announced its preliminary unaudited financial results for the three months ended March 31, 2021 (“Q1 2021”). The Company announced expected Q1 2021 revenue to be in the range of US$11.1 million to US$11.4 million (representing a sequential increase of between 12% to 15% as compared to the fourth quarter of fiscal 2020 (“Q4 2020”) and a decrease of between 3% and 0% as compared to the first quarter of fiscal 2020 (“Q1 2020”)). Furthermore, new patient starts increased by 11% to 1,583 as compared to Q4 2020 and by 19% as compared to Q1 2020. Treatment volumes decreased by 4% to 52,126 as compared to Q4 2020 due to typical seasonal factors, amplified by harsh winter weather in parts of the United States. Despite these factors, the Company managed year-over-year treatment volume growth of 9% as compared to Q1 2020. In addition, consultations performed, an important performance indicator for the Company, increased by 52% as compared to Q1 2020, which points to encouraging prospects for the remainder of 2021.
COVID-19 Business Update
On January 30, 2020, the World Health Organization (the “WHO”) declared a global emergency with respect to the outbreak of COVID-19 and then characterized it as a pandemic on March 11, 2020. The outbreak has spread globally, causing public health authorities to impose restrictions, such as quarantines, closures, cancellations and travel restrictions. While these effects are expected to be temporary and may be relaxed or rolled back if and when the COVID-19 pandemic abates, the actions may be reinstated as the pandemic continues to evolve and in response to actual or potential resurgences. The duration of the resulting business disruptions and related financial impact cannot be reasonably estimated at this time. While all of the Company’s TMS Centers remain open, and are expected to remain open, during the pandemic, the Company experienced a temporary decline in both patient visits/treatments and new patient treatment starts during the year ended December 31, 2020 as a result of the various “stay at home”, “shelter in place” and/or other restrictions imposed in response to the COVID-19 pandemic. This decline negatively impacted the Company’s business, and in particular has negatively impacted the Company’s cash flows during the year ended December 31, 2020. As a result of our lower than expected cash flows during 2020, the Company was required to obtain additional financing through its public offering of Shares for gross proceeds of approximately C$15,000,000 (approximately $10.8 million) completed on May 21, 2020 (the “2020 Equity Offering”) and under the New Credit Facility. However, it is possible that the Company’s consolidated results for future periods will be negatively impacted by the COVID-19 pandemic. Although the Company expects cash flows to improve in fiscal 2021, it may need to seek additional financing in the future, and no assurance can be provided that such financing will be available on acceptable terms, or at all.
While all of the Company’s active TMS Centers are expected to remain open despite the COVID-19 pandemic to both current and new patients (including as “essential businesses” under local health protocols), as a result of an initial decline in treatments and new patient starts earlier in fiscal 2020 due to the pandemic, however, the Company took the following measures in order to control costs:
•
approximately 20% of the Company’s employees were furloughed as of May 1, 2020. During the period of furlough, the Company paid 100% of employer and employee medical premiums;

•
a Company-wide hiring freeze was implemented;

•
each member of the Company’s executive management team agreed to a 10% salary deferral; and

•
budgeted discretionary expenses were reduced by approximately $2.0 million for fiscal 2020.

As operating conditions and volumes of patient treatments began to normalize, the Company reinstated furloughed employees to match increased mental health treatment demand, removed the Company-wide hiring freeze and ended the salary deferral for the Company’s executive management team. The Company, however, continues to reduce discretionary spending. The Company’s employees and contractors continue to work tirelessly to deliver the highest quality of care at all of its TMS Centers, while at the same time taking all possible steps to safeguard the health and well-being of its patients, employees and physician partners. The Company sees these challenging operating conditions as temporary and is starting to see a positive change in sentiment. However, as the Company navigates through this unprecedented and challenging period, it will continue to assess the need for additional measures to control costs. See “Risk Factors”.
The COVID-19 pandemic has negatively impacted payor processes. As a result, we have experienced slowdowns in collections from payors and delays in both credentialing and re-credentialing completed as part of the billing enhancements of our provider population.
Supplemental Information Relating to Revenue and Accounts Receivable
The Company wishes to provide the following supplemental and clarifying information relating to the adjustment to its variable consideration estimate, which we refer to as a "provision" from time to time, recognized by the Company against revenue in the fourth quarter of the year ended December 31, 2020, as disclosed in the Annual MD&A incorporated by reference herein.
Due to the nature of our industry and complexity of our revenue arrangements, where price lists are subject to the discretion of payors, variable consideration exists that may result in price concessions and constraints to the transaction price for the services rendered.
In estimating this variable consideration, we consider various factors including, but not limited to, the following:
•
commercial payors and the administrators of federally-funded healthcare programs exercise discretion over pricing and may establish a base fee schedule for TMS (which is subject to change prior to final settlement) or negotiate a specific reimbursement rate with an individual TMS provider;

•
average of previous net service fees received by the applicable payor and fees received by other patients for similar services;

•
management’s best estimate, leveraging industry knowledge and expectations of third-party payors’ fee schedules;

•
factors that would influence the contractual rate and the related benefit coverage, such as obtaining pre-authorization of services and determining whether the procedure is medically necessary;

•
probability of failure in obtaining timely proper provider credentialing (including re-credentialling) and documentation, in order to bill various payors which may result in enhanced price concessions; and

•
variation in coverage for similar services among various payors and various payor benefit plans.

The Company updates the estimated transaction price (including updating its assessment of whether an estimate of variable consideration is constrained) to represent faithfully the circumstances present at the end of the reporting period and the changes in circumstances during the reporting period in which such variances become known.
The above factors are not related to the creditworthiness of the large medical insurance companies and government-backed health plans encompassing the significant majority of our payors. The payors (large insurers and government agencies) have the ability and intent to pay, but price lists for our services are subject to the discretion of payors. As a result, the adjustment to reduce the transaction price and constrain the variable consideration is a price concession and not indicative of credit risk on the payors (i.e. not a bad debt expense).
The COVID-19 pandemic negatively impacted payor processes through a lack of timely and accurate communication resulting in a greater chance of price concession. As a result, the following factors involved in estimating variable consideration further constrained the transaction price for services rendered:
•
management’s best estimate, leveraging industry knowledge and expectations of third-party payors’ fee schedules;

•
probability of failure in obtaining timely and accurate benefits information;

•
probability of failure in obtaining timely and accurate pre-authorization of services; and

•
probability of failure in obtaining timely proper provider credentialing (including re-credentialling) and documentation, in order to bill various payors.

During the initial onset of the COVID-19 pandemic, we expected a temporary impact to the payor processes, as described above, including the impact of our billing enhancements. However, when operations began to normalize in the fourth quarter of 2020, management determined that additional price concessions were necessary based on the continued nature of the impact to payor processes at that time.
A quantitative reconciliation of accounts receivable in respect of the years ended December 31, 2020 and 2019 is provided below, which includes a quantification of the provision for the adjustment to variable consideration estimate resulting from the additional price concessions which were deemed necessary:
(US$)	2020	2019
Opening accounts receivable balance as at January 1,	10,091,087	7,131,661
Revenue recognized based on expected value	46,284,419	35,685,531
Provision for adjustment to variable consideration estimate	(3,155,240)	$—
Bad debt expense(1)	$—	(2,894,989)
Payments received	(42,512,204)	(29,831,116)
Ending accounts receivable balance as at December 31	$10,708,062	$10,091,087

Note:
(1)
As described in the Company’s audited consolidated financial statements for the financial year ended December 31, 2019, bad debt expense related to the write-off of accounts receivable that were identified during the migration to a scalable billing and reimbursement platform completed during the year ended December 31, 2019.

The Company’s aging schedule in respect of its accounts receivable balance for the years ended December 31, 2020 and 2019 is provided below:
Days since service delivered	As at December 31, 2020	As at December 31, 2019
0 – 90	$5,009,224	$5,208,231
91 – 180	$2,317,030	$1,904,727
181 – 270	$1,746,512	$1,354,368
270+	$1,635,296	$1,623,761
Total accounts receivable	$10,708,062	$10,091,087
Based on the Company’s industry, none of the accounts receivable in the table above are considered “past due”. Furthermore, the payors have the ability and intent to pay, but price lists for the Company’s services are subject to the discretion of payors. As such, the timing of collections is not linked to increased credit risk. The Company continues to collect on services rendered in excess of 24 months from the date such services were rendered.
TMS Center Expansion Opportunities
The Company is also in various stages of negotiations and due diligence in respect of other potential TMS Center expansion opportunities. There can be no assurance that these negotiations will result in TMS Center expansion for the Company or, if they do, what the final terms or timing of such opportunities would be. The Company expects to continue current negotiations and discussions and actively pursue other TMS Center expansion opportunities, including through in-region growth and development, development of new regions and merger and acquisition opportunities.
CONSOLIDATED CAPITALIZATION
The table below sets forth our capitalization as of December 31, 2020 (1) on an actual basis and (2) as adjusted to give effect to the Offering, assuming no exercise of the Over-Allotment Option. You should read this table in conjunction with our audited consolidated financial statements as at and for the year ended December 31, 2020, which is incorporated by reference herein.
	As of December 31, 2020
	(Unaudited)
(US$)	(Actual)	(As adjusted)
Cash	$18,806,742		$(3)
Long-term portion of:
Loans payable	$15,098,560		$15,098,560
Deferred grant income(1)	200,567		200,567
Lease liabilities(2)	22,743,395		22,743,395
Total long-term debt	$38,042,522		$38,042,522
Equity
Shares	$60,129,642	$
Contributed surplus	3,348,636		3,348,636
Deficit	(60,201,976)		(60,201,976)
Non-controlling interest	(392,560)		(392,560)
Total equity	$2,883,742	$
Total capitalization (long-term debt and equity)	$40,926,264	$

Notes:
(1)
The deferred grant income arises from the difference between the fair value of the Company’s unsecured loan in the amount of US$3,080,760 made under the United States Paycheck Protection Program at inception and the loan proceeds received therefrom in April 2020.

(2)
Under IFRS 16 — Leases, a lessee is required to recognize a right-of-use asset, representing its right to use the underlying asset, and a lease liability, representing its obligation to make future lease payments for all leases with a term of more than 12 months.

(3)
Net of estimated transaction related costs of approximately $       million incurred in connection with the Offering.

DESCRIPTION OF SHARE CAPITAL
General
The following is a summary of the rights, privileges, restrictions and conditions of or attaching to the Shares. The Company is authorized to issue an unlimited number of Shares and an unlimited number of preferred shares, issuable in series. As at May 3, 2021, there were 13,735,788 Shares and no preferred shares issued and outstanding.
Shares
Each Share entitles the holder thereof to receive notice of any meetings of shareholders of the Company, to attend and to cast one vote at all such meetings. Holders of Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Shares entitled to vote in any election of directors may elect all directors standing for election. The holders of Shares are entitled to receive if, as and when declared by the board of directors of the Company (the “Board”), dividends in such amounts as shall be determined by the Board in its discretion. The holders of Shares have the right to receive the Company’s remaining property and assets after payment of debts and other liabilities on a pro rata basis in the event of a liquidation, dissolution or winding-up, whether voluntary or involuntary. The Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.
Further information relating to the Shares is set out in the Annual Information Form, which is incorporated by reference herein.

PLAN OF DISTRIBUTION
Pursuant to an underwriting agreement dated        , 2021 between the Company and the Underwriters (the “Underwriting Agreement”), the Company has agreed to sell and the Underwriters have severally agreed to purchase on the Closing Date, an aggregate of        Offered Shares at a purchase price of US$       per Offered Share, payable in cash to the Company by the Underwriters against delivery of the Offered Shares for aggregate gross proceeds of US$       . The Underwriters will receive the Underwriters’ Fee of US$       (or       % of the gross proceeds of the Offering), excluding any fees payable pursuant to the Over-Allotment Option. A portion of the proceeds of the Offering may be settled in Canadian dollars.
In addition, the Company has granted to the Underwriters the Over-Allotment Option, exercisable in whole or in part at any one time for a period of 30 days from the closing of the Offering to purchase up to        Over-Allotment Shares on the same terms as set forth above. The Underwriting Agreement provides that the Company will pay the Underwriters the Underwriters’ Fee of US$       per Over-Allotment Share with respect to Over-Allotment Shares issued under the Over-Allotment Option. This Prospectus qualifies the grant of the Over-Allotment Option and the issuance of Over-Allotment Shares on the exercise of the Over-Allotment Option. A purchaser who acquires Shares forming part of the Underwriters’ over-allocation position acquires those Shares under this Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. In the event that the Over-Allotment Option is exercised in full, the aggregate Underwriters’ Fee shall be US$       .
The Offering is being made concurrently in each of the provinces of Canada (except Québec) and in the United States pursuant to the MJDS. The Underwriters will offer the Offered Shares for sale in the United States and Canada either directly or through their respective broker-dealer affiliates or agents registered in each jurisdiction. No securities will be sold in any jurisdiction except by a dealer appropriately registered under the securities laws of that jurisdiction or pursuant to an exemption from the registered dealer requirements of the securities laws of that jurisdiction. Subject to applicable law and the terms of the Underwriting Agreement, the Underwriters may offer the Offered Shares outside the United States and Canada.
The Offering Price was determined by negotiation between the Company and the Lead Underwriter, on behalf of the Underwriters. The Underwriters propose to offer the Offered Shares initially at the Offering Price. After the Underwriters have made a reasonable effort to sell all of the Offered Shares at the Offering Price, the Offering Price may be decreased and may be further changed from time to time to an amount not greater than the Offering Price, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers to the Underwriters for the Offered Shares is less than the price paid by the Underwriters to the Company.
The obligations of the Underwriters under the Underwriting Agreement are several and may be terminated at their discretion pursuant to “regulatory out”, “material adverse change out”, “disaster out” and “material breach out” provisions and upon the occurrence of certain other stated events. The Underwriters are, however, severally obligated to take up and pay for all of the Offered Shares that they have agreed to purchase if any of the Offered Shares are purchased under the Underwriting Agreement.
The Company has applied to list the Offered Shares on the TSX. Listing is subject to the approval of the TSX in accordance with its applicable listing requirements. The Company has provided notice of the Offering to NASDAQ in accordance with the rules of that exchange.
The Company has engaged Clarus Securities Inc. and Desjardins Securities Inc. to serve as independent financial advisors to advise the Company in connection with the Offering.
Under the Underwriting Agreement, the Company has agreed that it will not, without the prior written consent of the Lead Underwriter, on behalf of the Underwriters, such consent not to be unreasonably withheld or delayed, issue, offer to sell or sell any Shares or other securities convertible into or exchangeable for Shares for the period up to and including 90 days after the Closing Date; provided that such restriction shall not apply to issuances of Shares upon exercise of the Company’s outstanding options or warrants or pursuant to certain other exceptions customary for transactions similar to this Offering. In addition, each of the Company’s directors, executive officers and Greybrook Health will agree, in a lock-up agreement to be executed on or prior to the Closing Date, that for a period of 90 days from the Closing Date, without the consent of the Lead

Underwriter, on behalf of the Underwriters, such consent not to be unreasonably withheld or delayed, that they will not, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber, directly or indirectly, any Shares or other securities convertible into or exchangeable for Shares for the period up to and including 90 days after the Closing Date, except in respect of a bona fide take-over bid or any other similar transaction made generally to all of the shareholders of the Company, provided that, in the event the change of control or other similar transaction is not completed, such securities shall remain subject to such lock-up agreement, and except pursuant to certain other exceptions customary for transactions similar to this Offering.
Subscriptions for the Offered Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that the Company will arrange for the instant deposit of the Offered Shares under the book-based system of registration, to be registered to DTC and deposited with DTC on the Closing Date. No certificates evidencing the Offered Shares will be issued to purchasers of the Offered Shares. Purchasers of the Offered Shares will receive only a customer confirmation from the Underwriters or other registered dealers who are DTC participants and from or through whom a beneficial interest in the Offered Shares is purchased.
In accordance with rules and policy statements of certain Canadian securities regulators, the Underwriters may not, at any time during the period of distribution, bid for or purchase Shares. The foregoing restriction is, however, subject to exceptions where the bid or purchase is not made for the purpose of creating actual or apparent active trading in, or raising the price of, the Shares. These exceptions include a bid or purchase permitted under the by-laws and rules of applicable regulatory authorities and the TSX, including the Universal Market Integrity Rules for Canadian Marketplaces, relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. As a result of these activities, the price of the Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time.
USE OF PROCEEDS
The estimated net proceeds to the Company from the Offering, after deducting the Underwriters’ Fee and the expenses of the Offering (estimated to be US$       ), will be approximately US$       million (or approximately US$       million if the Over-Allotment Option is exercised in full). The Company intends to use the net proceeds of the Offering as follows (assuming no exercise of the Over-Allotment Option):
Anticipated Use of Proceeds	Allocated Funds
Development of new TMS Centers and related working capital:	US$
Potential acquisitions:	US$
Working capital and general corporate purposes:	US$
Total:	US$
In developing new TMS Centers, the Company incurs expenses related to securing appropriate leased space, funding security deposits to landlords, modifying leased space to accommodate the Company’s TMS operations, recruiting and training staff and physicians, leasing TMS devices and funding working capital requirements, among other things. While the Company believes that it currently has sufficient capital to reach its previously-stated goal of increasing its TMS Center footprint to over 140 TMS Centers by the end of the first half of 2021, the Company also believes there is an opportunity in the current market to further expand its TMS Center footprint by establishing additional TMS Centers. If the Company utilizes the proceeds of the Offering for the development of new TMS Centers and related working capital as set forth above, such funds are expected to be sufficient to establish up to        additional TMS Centers and the Company expects to begin work on establishing these additional TMS Centers immediately following the closing of the Offering with completion expected by        . Key target markets for the development of new TMS Centers include large urban centers in the United States.

The Company’s TMS Center development strategy described above may be subject to change if available cash is directed to acquisition opportunities in lieu of incremental development of new TMS Centers by the Company. The Company is in various stages of negotiations and due diligence in respect of potential TMS Center expansion opportunities, including through potential acquisitions. Candidate TMS practices that are considered for potential acquisitions are those with, among other potential attributes, well-established operations and regional footprints, experienced leadership and management teams and favorable payor contract terms. None of these potential acquisitions, if consummated, would constitute a “significant acquisition” for the Company under Part 8 of National Instrument 51-102 — Continuous Disclosure Obligations. See “Recent Developments”.
To date, the Company has had negative cash flow from operating activities. Although the Company believes it will have positive cash flow from operating activities in the future, it may require additional financing in addition to this Offering to fund operating and investing activities. See “Risk Factors”. While the New Credit Facility provides the Company with an option of drawing up to an additional US$15 million in three US$5 million delayed-draw term loan tranches within the 24 months following closing of the New Credit Facility, the ability to draw on such delayed-draw term loans is subject to the Company achieving specific financial milestones. As of the date of this Prospectus, the Company does not currently meet these financial milestones and is, therefore, unable to drawn down on any of the delayed-draw term loan tranches under the New Credit Facility at this time.
The Company, as part of its annual budgeting process, evaluates its estimated annual cash requirements to fund planned expansion activities and working capital requirements of existing operations. Based on this cash budget and considering its anticipated cash flows from regional operations, its holdings of cash, the New Credit Facility and assuming the successful completion of the Offering, the Company believes that it has sufficient capital to meet its future operating expenses, capital expenditures and future debt service requirements for approximately the next        months. The Company’s cash balance and working capital as at March 31, 2021 was approximately US$5.9 million and negative US$2.2 million, respectively.
In addition to the net proceeds from the Offering, the Company had cash of approximately US$18.8 million as at December 31, 2020. The net proceeds of the Offering will be spent on expenditures incurred following closing of the Offering. Until applied, the net proceeds of the Offering will be held as cash balances in the Company’s bank account or invested at the discretion of the Chief Financial Officer.
If the Over-Allotment Option is exercised in part or in full, the Company intends to use the additional net proceeds, after deducting the Underwriters’ Fee but not the expenses of the Offering, of up to approximately US$       million, to fund operating activities and for other working capital and general corporate purposes.
The Company intends to spend the funds available as stated in this Prospectus. However, there may be circumstances where, for sound business reasons, a reallocation of funds may be deemed prudent or necessary. See “Risk Factors”.
In connection with the 2020 Equity Offering, the Company noted that, based on its cash budget and considering its anticipated cash flows from regional operations, the cost containment measures implemented by the Company as a result of the COVID-19 pandemic, and its holdings of cash and assuming the net proceeds from the 2020 Equity Offering, the Company believed that it had sufficient capital to meet its future operating expenses, capital expenditures and future debt service requirements for approximately 18 months. As a result of a number of underlying factors, the Company reduced this estimate in its management’s discussion and analysis for the financial year ended December 31, 2020 incorporated by reference herein to three months (as of March 30, 2021). The underlying factors that were primarily responsible for the reduction from the May 2020 budget/forecast included:

•
US$15.7 million of increased operational cash burn as compared to the Company’s original estimate in connection with the 2020 Equity Offering, primarily due to (i) a decrease in revenue (as a result of lower patient volumes than anticipated in the original estimate) and collections (as a result of lower than anticipated cash collections due to the negative impact that the COVID-19 pandemic had on payor processes) and (ii) higher than anticipated employee compensation costs as a result of furloughed staff returning earlier than anticipated. This figure is distinct from the $3,155,240 provision for adjustment to variable consideration estimate as described under “Recent Developments — Supplemental Information Relating to Revenue and Accounts Receivable” in this Prospectus;

•
US$7.2 million of additional unforeseen expenses due to the out-performance of Achieve TMS (as defined below) which resulted in an earn-out payable to the vendors that was higher than anticipated; and

•
US$1.0 million of additional unforeseen expenses associated with the preparation and ultimate listing of the Shares on NASDAQ.

PRIOR SALES
The Company has not issued any Shares, or securities convertible or exchangeable into Shares, during the 12-month period preceding the date of this Prospectus, except as described below:
Date Issued	Type of Securities Issued	Number of Securities Issued	Issue/Exercise Price Per Share		Nature of Issuance
May 21, 2020	Shares	1,818,788	C$	8.25	Public Offering of Shares
December 31, 2020	Warrants	51,307	C$	11.20	Issuance of Lender Warrants
February 4, 2021	Shares	1,800	C$	16.25	Exercise of Broker Warrants
February 17, 2021	Options	139,500	C$	20.43	Stock Option Grant
March 26, 2021	Shares	231,011	C$	16.70	Earn-Out Consideration(1)
April 27, 2021	Shares	500	US$	7.50	Exercise of Stock Options

Note:
(1)
A portion of the purchase price payable in respect of the acquisition of Achieve TMS Centers, LLC and Achieve TMS Alaska, LLC (collectively, “Achieve TMS”) is subject to an earn-out based on the earnings before interest, tax, depreciation and amortization achieved by Achieve TMS during the twelve-month period following September 26, 2019 (the “Earn-Out”). The Earn-Out was partially settled through the issuance of an aggregate of 231,011 Common Shares to the vendors on March 26, 2021.

PRICE RANGE AND TRADING VOLUME OF THE SHARES
The Shares are listed for trading on the TSX under the symbol “GTMS” and on NASDAQ under the symbol “GBNH”. The following table shows the monthly range of high and low prices per Share at the close of market on the TSX and NASDAQ, as well as total monthly volumes of the Shares traded on the TSX and NASDAQ for the periods indicated.
TSX(1)
	High (C$)	Low (C$)	Volume
2020
May	9.90	7.50	134,428
June	8.15	6.90	73,542
July	8.00	7.00	27,426
August	7.80	6.75	75,217
September	7.80	6.60	125,557
October	8.25	6.50	112,452
November	7.80	6.65	351,154
December	13.85	7.00	279,064
2021
January	20.45	11.15	330,406
February	22.40	17.50	519,725
March	19.80	14.24	446,792
April	17.58	13.00	101,864
May 3	13.11	13.00	2,404

Note:
(1)
The Shares commenced trading on the TSX on a post-Share Consolidation basis effective at the opening of trading on February 4, 2021. The data presented in the table above is shown on a post-Share Consolidation basis for all periods.

NASDAQ(2)
	High (US$)	Low (US$)	Volume
2021
March 16 — 31	16.00	11.55	32,680
April	14.00	10.79	25,965
May 3	10.65	10.55	702

Note:
(2)
The Shares commenced trading on NASDAQ on March 16, 2021.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
In the opinion of Torys LLP, counsel to the Company, and Dentons Canada LLP, counsel to the Underwriters, the following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations under the Tax Act generally applicable to a holder of the Offered Shares who acquires such shares pursuant to the Offering, and who at all relevant times, for purposes of the Tax Act holds the Offered Shares as capital property and deals at arm’s length with the Company and the Underwriters and is not affiliated with the Company or the Underwriters (a “Holder”). Generally, the Offered Shares will be capital property to a Holder unless they are held or acquired in the course of carrying on a business or as part of an adventure or concern in the nature of trade. Certain Holders who are residents of Canada and who might not otherwise be considered to hold their Offered Shares as capital property may, in certain circumstances, be entitled to have them and every other “Canadian security” (as defined in the Tax Act) owned by such Holder be treated as capital property by making an irrevocable election in accordance with subsection 39(4) of the Tax Act. Holders considering making such election should first consult their own tax advisors.
This summary is not applicable to a Holder: (a) that is a “financial institution”, as defined in the Tax Act for purposes of the mark-to-market rules; (b) an interest in which is a “tax shelter investment”, as defined in the Tax Act; (c) that is a “specified financial institution”, as defined in the Tax Act; (d) that has made an election under the Tax Act to determine its Canadian tax results in a currency of a country other than Canada; (e) that has entered or will enter into a “derivative forward agreement” under the Tax Act with respect to the Offered Shares; (f) that receives dividends on the Offered Shares under or as part of a “dividend rental arrangement”, as defined in the Tax Act; or (g) that is a corporation resident in Canada and is, or becomes, or does not deal at arm’s length for purposes of the Tax Act with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of the Offered Shares, controlled by a non-resident person, or a group of non-resident persons not dealing with each other at arm’s length, for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act as proposed to be amended by the Tax Proposals (as defined below). Such Holders should consult their own tax advisors.
This summary is based on the facts set out in this Prospectus, the current provisions of the Tax Act and the regulations thereunder, all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of hereof (“Tax Proposals”) and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency. No assurance can be made that the Tax Proposals will be enacted in the form proposed or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, other than the Tax Proposals, does not take into account or anticipate any changes in law or in administrative policy or assessing practice, whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein.
This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in the Offered Shares. The income and other tax consequences of acquiring, holding or disposing of the Offered Shares will vary depending on a Holder’s particular status and circumstances, including the province or territory in which the Holder resides or carries on business. This summary is not intended to be, nor should it construed to be, legal or tax advice to any particular Holder. Holders should consult their own tax advisors with respect to an investment in the Offered Shares having regard to their particular circumstances.
Holders Resident in Canada
The following portion of this summary applies to Holders who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention, are or are deemed to be resident in Canada (“Resident Holders”).

Dividends on the Offered Shares
In the case of a Resident Holder who is an individual (other than certain trusts), dividends received or deemed to be received by such Resident Holder on the Offered Shares will be included in computing the Resident Holder’s income and will be subject to the gross-up and dividend tax credit rules that apply to “taxable dividends” received from “taxable Canadian corporations” (each as defined in the Tax Act). Provided that appropriate designations are made by the Company, such dividends will be treated as an “eligible dividend” for the purposes of the Tax Act and a Resident Holder who is an individual will be entitled to an enhanced dividend tax credit in respect of such dividend. There may be limitations on the Company’s ability to designate dividends as eligible dividends.
Dividends received by a Resident Holder who is an individual (other than certain trusts) may result in such Resident Holder being liable for alternative minimum tax under the Tax Act. Such Resident Holders should consult their own tax advisors in this regard.
Dividends received or deemed to be received on the Offered Shares by a Resident Holder that is a corporation will be required to be included in computing the corporation’s income for the taxation year in which such dividends are received, but such dividends will generally be deductible in computing the corporation’s taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations should consult their own tax advisors having regard to their own circumstances.
A Resident Holder that is a “private corporation” or a “subject corporation” (each as defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax on dividends received or deemed to be received on the Offered Shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income for the taxation year.
A Resident Holder may be subject to U.S. withholding tax on dividends received on the Offered Shares (see “Certain United States Federal Income Tax Considerations”). Any U.S. withholding tax paid by or on behalf of a Resident Holder in respect of dividends received on the Offered Shares generally will not be eligible for a foreign tax credit under the Tax Act. However, the Company does not currently anticipate paying dividends on the Offered Shares.
Dispositions of the Offered Shares
On a disposition or deemed disposition of the Offered Shares by a Resident Holder, the Resident Holder will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition are greater (or less) than the aggregate of the Resident Holder’s adjusted cost base of the Offered Shares immediately before the disposition and any reasonable costs of disposition. The adjusted cost base to a Resident Holder of the Offered Shares acquired pursuant to the Offering will be determined by averaging the cost of such Offered Shares with the adjusted cost base of all other Shares (if any) held by the Resident Holder as capital property at that time.
One-half of a capital gain (a “taxable capital gain”) realized by a Resident Holder on the disposition of an Offered Share must be included in the Resident Holder’s income under the Tax Act. One-half of a capital loss (an “allowable capital loss”) realized on the disposition of an Offered Share will generally be deducted against taxable capital gains realized by the Resident Holder in that same year, and allowable capital losses in excess of taxable capital gains for such year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.
The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of an Offered Share may be reduced by the amount of dividends received or deemed to be received by it on such Offered Share (or on a share for which the Offered Share has been substituted) to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a Resident Holder that is a corporation is a member of a partnership or a beneficiary of a trust that owns the Offered Shares, directly or indirectly, through a partnership or a trust. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Taxable capital gains realized by a Resident Holder who is an individual (other than certain trusts) may give rise to alternative minimum tax depending on the Resident Holder’s circumstances. Such Resident Holders should consult their own tax advisors in this regard.
A Resident Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax on its “aggregate investment income” (as defined in the Tax Act), including amounts in respect of net taxable capital gains.
Holders Not Resident in Canada
The following portion of this summary applies to a Holder that, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention, (i) is not, and is not deemed to be, resident in Canada for purposes of the Tax Act and any applicable income tax treaty or convention, and (ii) holds the Offered Shares as capital property for purposes of the Tax Act and does not use or hold, and is not deemed to use or hold, the Offered Shares in the course of carrying on, or otherwise in connection with, a business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on an insurance business in Canada and elsewhere or an “authorized foreign bank” (as defined in the Tax Act).
Dividends on the Offered Shares
Dividends paid or credited, or deemed to be paid or credited, on the Offered Shares to a Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend unless the rate is reduced under the provisions of an applicable tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident. For example, under the Canada-United States Tax Convention (1980), as amended (the “Treaty”), the rate of withholding tax on dividends paid or credited to a Non-Resident Holder who is a resident of the United States for purposes of the Treaty, is the beneficial owner of the dividends, and is entitled to full benefits under the Treaty (a “U.S. Resident Holder”), is generally reduced to 15% or, in the case of a U.S. Resident Holder that is a corporation that owns at least 10% of the voting shares of the corporation paying the dividend, the rate is reduced to 5%. Non-Resident Holders should consult their own tax advisors in this regard.
Dispositions of the Offered Shares
A Non-Resident Holder generally will not be subject to tax under the Tax Act in respect of a disposition or deemed disposition of an Offered Share, unless the Offered Share constitutes “taxable Canadian property” (as defined in the Tax Act) of the Non- Resident Holder at the time of disposition and the Non- Resident Holder is not entitled to relief under an applicable tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident.
Generally, an Offered Share will not constitute “taxable Canadian property” of a Non-Resident Holder at a particular time provided that the Offered Share is listed on a “designated stock exchange” (as defined in the Tax Act, which currently includes the TSX and NASDAQ) at that time, unless, at any time during the 60-month period that ends at that time, both: (i) one or any combination of (a) the Non Resident Holder, (b) persons with whom the Non-Resident Holder does not deal at arm’s length for purposes of the Tax Act and (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest (directly or indirectly through one or more partnerships), owns 25% or more of the issued shares of any class or series of the Company, and (ii) more than 50% of the fair market value of the Offered Shares was derived directly or indirectly from one or any combination of: (a) real or immovable property situated in Canada, (b) “timber resource properties” (as defined in the Tax Act), (c) “Canadian resource properties” (as defined in the Tax Act) or (d) options in respect of, or interests in, or for civil law rights in, any of the foregoing, whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, an Offered Share may be deemed to be “taxable Canadian property”.
In the case of a U.S. Resident Holder for whom the Offered Shares constitute “taxable Canadian property”, no Canadian taxes will generally be payable on a capital gain realized on the disposition or deemed disposition of such shares by reason of the Treaty, unless the value of such shares is derived principally from

“real property situated in Canada” for purposes of the Treaty at the time of the disposition. U.S. Resident Holders for whom Offered Shares may constitute “taxable Canadian property” should consult their own tax advisor.
In the case where a Non-Resident Holder disposes, or is deemed to dispose, of an Offered Share, that is “taxable Canadian property” of that Non-Resident Holder, and the Non-Resident Holder is not entitled to an exemption from tax under the Tax Act or pursuant to the terms of an applicable income tax treaty or convention, the consequences under the heading “Holders Resident in Canada — Dispositions of the Offered Shares” will generally be applicable to such disposition. Non-Resident Holders for whom Offered Shares may constitute “taxable Canadian property” should consult their own tax advisor.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of certain U.S. federal income tax considerations relating to the ownership and disposition of Offered Shares. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial authorities, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurance that the IRS will not challenge any of the tax considerations described in this summary, and the Company has not obtained, nor does it intend to obtain, a ruling from the IRS or an opinion from legal counsel with respect to the U.S. federal income tax considerations discussed herein. This summary addresses only certain considerations arising under U.S. federal income tax law, and it does not address the tax on net investment income or the alternative minimum tax, any other federal tax considerations (such as estate or gift taxation), or any tax considerations arising under the laws of any state, locality, or non-U.S. taxing jurisdiction.
This summary is of a general nature only and does not address all of the U.S. federal income tax considerations that may be relevant to a holder of Offered Shares in light of such holder’s circumstances. In particular, this discussion applies only to holders of Offered Shares that hold such shares as “capital assets” (generally, property held for investment purposes), and it does not address the special tax rules that may apply to special categories of taxpayers, including, without limitation:
•
securities broker-dealers;

•
persons that hold Offered Shares as part of a hedging or integrated financial transaction or straddle;

•
individuals that have ceased to be United States citizens or lawful permanent residents;

•
U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•
persons that are owners of an interest in a partnership or other passthrough entity that holds Offered Shares;

•
partnerships or other passthrough entities;

•
real estate investment trusts;

•
regulated investment companies;

•
pension plans, retirement plans, retirement accounts, and other tax-deferred accounts;

•
financial institutions;

•
insurance companies;

•
traders that have elected a mark-to-market method of accounting;

•
tax-exempt organizations;

•
persons that own or have owned, directly, indirectly, or constructively, more than 5% of the Offered Shares;

•
passive foreign investment companies, controlled foreign corporations, and corporations that accumulate earnings to avoid U.S. federal income tax; and

•
persons who received their Offered Shares upon the exercise of employee stock options or otherwise as compensation.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Offered Shares acquired pursuant to the Offering and who is, for U.S. federal income tax purposes:
•
an individual who is a citizen or a resident of the United States;

•
a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (i) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control.

For purposes of this summary, a “Non-U.S. Holder” is any person who is a beneficial owner of Offered Shares acquired pursuant to the Offering who is not a U.S. Holder and is not a partnership or other entity or arrangement that is classified as a partnership for U.S. federal income tax purposes.
If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Offered Shares, the tax treatment of a partner of such partnership generally will depend upon the status of such partner and the activities of the partnership. Partners of partnerships holding Offered Shares are urged to consult their own tax advisers regarding the tax consequences relating to the ownership and disposition of Offered Shares.
This summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular shareholder. Prospective investors are urged to consult their own tax advisers regarding the tax consequences of the ownership and disposition of Offered Shares in light of their particular circumstances, as well as the tax consequences under state, local, and non-U.S. tax law and the possible effect of changes in tax law.
Tax Residence of the Company for U.S. Federal Income Tax Purposes
Although the Company is organized as a corporation under the OBCA, the Company takes the position that it is treated as a U.S. domestic corporation for all U.S. federal income tax purposes under Section 7874 of the Code and the Treasury Regulations thereunder. Accordingly, the Company generally will be subject to U.S. federal income tax on its worldwide income. The remainder of this summary assumes that the Company will be treated as a U.S. domestic corporation for U.S. federal income tax purposes.
Taxation of U.S. Holders
Distributions on Offered Shares
The Company does not currently anticipate paying dividends on the Offered Shares. In the event that the Company makes a distribution on Offered Shares, the gross amount of such distribution (including any amount withheld to pay Canadian withholding taxes) generally will be treated as a dividend to the extent paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A distribution on Offered Shares in excess of current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of a U.S. Holder’s adjusted tax basis in such Offered Shares and, to the extent in excess of adjusted basis, as capital gain, which will be subject to the rules discussed below under “— Sale or Other Taxable Disposition of Offered Shares”. Dividends received by individuals and other non-corporate U.S. Holders generally will be subject to tax at preferential rates applicable to long-term capital gains, provided that such holders meet certain holding period and other requirements. Dividends received by corporate U.S. Holders may qualify for the dividends received deduction, subject to various limitations.
As discussed above under the heading “Certain Canadian Federal Income Tax Considerations”, dividends paid by the Company to U.S. Holders generally will be subject to Canadian withholding tax, subject to reduction under an applicable income tax treaty. For U.S. foreign tax credit purposes, such dividends generally will not constitute foreign-source income for U.S. foreign tax credit purposes, based on the treatment of the Company as a U.S. domestic corporation under Section 7874 of the Code, as described above. Therefore, a U.S. Holder may not be permitted to claim a U.S. foreign tax credit for any such Canadian withholding tax, unless such U.S. Holder has sufficient foreign-source income from other sources and certain other conditions are met. However, the U.S. Holder may be entitled to a deduction for the U.S. Holder’s Canadian tax paid, provided the U.S. Holder has not elected to credit other foreign taxes with respect to the same taxable year.
The foreign tax credit rules are complex, and U.S. Holders are urged to consult their own tax advisers regarding the availability of foreign tax credits and the U.S. federal income tax treatment of distributions on Offered Shares in light of their particular circumstances.
Sale or Other Taxable Disposition of Offered Shares
A U.S. Holder who sells, exchanges, or otherwise disposes of Offered Shares in a taxable transaction will recognize a gain or loss equal to the difference, if any, between the U.S. dollar value of the amount realized on such sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in such shares. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Offered Shares for more than one year at the time of the sale or other taxable disposition. For non-corporate U.S. Holders, long-term capital gains recognized in connection with a sale or other taxable disposition of Offered Shares generally will be taxed at preferential capital gain rates. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. U.S. Holders are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of the sale, exchange, or other taxable disposition of Offered Shares in light of their particular circumstances.
Receipt of Foreign Currency
The U.S. dollar value of any cash payment in Canadian dollars to a U.S. Holder will be translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the payment, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. A U.S. Holder generally will have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any U.S. Holder that receives payment in Canadian dollars and converts or disposes of the Canadian dollars after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss and that generally would be U.S.-source income or loss for foreign tax credit purposes. U.S. Holders are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars.
Information Reporting and Backup Withholding
Dividend payments with respect to Offered Shares and proceeds from the sale or other taxable disposition of Offered Shares generally will be subject to information reporting to the IRS and possible backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
Taxation of Non-U.S. Holders
Distributions on Offered Shares
The Company does not currently anticipate paying dividends on the Offered Shares. In the event that the Company makes a distribution on Offered Shares, the gross amount of such distribution generally will be treated as a dividend to the extent paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A distribution on Offered Shares in excess of current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of a Non-U.S.

Holder’s adjusted tax basis in such Offered Shares and, to the extent in excess of adjusted basis, as capital gain, which will be subject to the rules discussed below under “— Sale or Other Taxable Disposition of Offered Shares”.
Subject to the discussion below regarding effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate as is specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisers regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate as is specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders are urged to consult their own tax advisers regarding any applicable income tax treaties that may provide for different rules.
Sale or Other Taxable Disposition of Offered Shares
A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon a sale, exchange, or other taxable disposition of Offered Shares unless:
•
the gain is effectively connected with the holder’s conduct of a trade or business within the United States and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the holder in the United States, in which case, the holder generally will be taxed on a net income basis at the graduated U.S. federal income tax rates applicable to U.S. persons (and a corporate holder may be subject to the additional branch profits tax described above);

•
the holder is an individual that is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case, the holder generally will be subject to a 30% tax on the net gain derived from the disposition, which may be offset by U.S.-source capital losses, if any, realized during the same taxable year; or

•
the Company is or was a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for the Offered Shares.

Generally, a corporation is a United States real property holding corporation if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The Company believes that it is not currently, and it does not anticipate becoming in the future, a United States real property holding corporation. However, because the determination of whether the Company is a United States real property holding corporation is made from time to time and depends on the relative fair market values of its assets, there can be no assurance in this regard. If the Company were a United States real property holding corporation, the tax relating to disposition of stock in a United States real property holding corporation generally would not apply to a Non-U.S. Holder whose holdings, directly, indirectly, and constructively, constituted 5% or less of our Offered Shares at all times during the applicable period, provided that our Offered Shares are “regularly traded on an established securities market” (as provided in applicable Treasury Regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our Offered Shares will be regularly traded on an established securities market for purposes of the rules described above. If a Non-U.S. Holder is subject to U.S. federal income tax pursuant to these rules, any gains on the sale or other disposition of such Offered Shares would be taxed on a net income basis at the graduated rates applicable to U.S. persons, and the holder would be required to file a U.S. tax return with respect to such gains. Non-U.S. Holders are urged to consult their own tax advisers regarding the possible adverse U.S. federal income tax consequences to them if the Company is, or were to become, a United States real property holding corporation.
Information Reporting and Backup Withholding
Backup withholding will not apply to payments of dividends on our Offered Shares to a Non-U.S. Holder, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the Non-U.S. Holder either provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a U.S. person or otherwise qualifies for an exemption. However, the applicable withholding agent generally will be required to report to the IRS and to such Non-U.S. Holder payments of dividends on our Offered Shares and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of a treaty or agreement.
The gross proceeds from the sale or other disposition of our Offered Shares may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of our Offered Shares outside the United States through a non-U.S. office of a non-U.S. broker and the sale or disposition proceeds are paid to the Non-U.S. Holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of sale or disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our Offered Shares through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a U.S. person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.
If a Non-U.S. Holder receives payment of the proceeds of a sale or other disposition of our Offered Shares to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a U.S. person (and the applicable withholding agent does not have actual knowledge or reason to know that such holder is a U.S. person) or otherwise qualifies for an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.
Additional Withholding Requirements Under FATCA
Under Sections 1471 through 1474 of the Code, and the Treasury Regulations and administrative guidance thereunder (“FATCA”), withholding tax may apply to certain types of payments made to “foreign financial institutions” (as defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on the Offered Shares paid to a foreign financial institution or to a non-financial foreign entity, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as

IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States may be subject to different rules. Under certain circumstances, a shareholder might be eligible for refunds or credits of such taxes. Proposed Treasury Regulations would eliminate the requirement to withhold tax under FATCA on gross proceeds from the sale or disposition of property that can produce U.S.-source interest or dividends. The IRS has announced that taxpayers are permitted to rely on the proposed regulations until final Treasury Regulations are issued. Non-U.S. Holders are encouraged to consult their own tax advisers regarding the effect of FATCA on their investment in Offered Shares in light of their particular circumstances.
RISK FACTORS
An investment in the Offered Shares is subject to a number of risks, including those set forth herein and in the Annual Information Form and the Annual MD&A, both of which are incorporated by reference herein. Prospective investors should carefully consider these risks, in addition to information contained in this Prospectus and the information incorporated by reference herein, before purchasing Offered Shares.
Risks Related to the Offering
Return on Investment is Not Guaranteed
There can be no assurance regarding the amount of income to be generated by the Company. The Offered Shares are equity securities of the Company and are not fixed income securities. Unlike fixed income securities, there is no obligation of the Company to distribute to shareholders a fixed amount or any amount at all, or to return the initial purchase price of an Offered Share on any date in the future. The market value of the Shares may deteriorate if the Company is unable to generate sufficient positive returns, and that deterioration may be significant.
Dilution
The number of Shares that the Company is authorized to issue is unlimited. The Company may, in its sole discretion, issue additional Shares from time to time subject to the rules of any applicable stock exchange on which the Shares are then listed and applicable securities law. The issuance of any additional Shares may have a dilutive effect on the interests of holders of Offered Shares. To the extent that any of the net proceeds of the Offering remain uninvested pending their use, or are used to pay down existing indebtedness with a low interest rate, the Offering may result in substantial dilution on a per Share basis to the Company’s net income and certain other financial measures used by the Company.
Market Discount
The price of the Shares will fluctuate with market conditions and other factors. If a holder of Offered Shares sells his, her or its Offered Shares, the price received may be more or less than the original investment. The Shares may trade at a discount from their book value. The Offered Shares may trade at a price that is less than the Offering Price. This risk may be greater for investors who sell their Offered Shares relatively shortly after closing of the Offering.
Use of Proceeds
The Company intends to use the net proceeds from the Offering as described under “Use of Proceeds”. However, management will have discretion in the actual application of the proceeds, and may elect to allocate proceeds differently from that described under “Use of Proceeds” if it believes that it would be in the best interests of the Company to do so or if circumstances change. The failure by management to apply these funds effectively could have a material adverse effect on the business of the Company.
Treatment of the Company as a U.S. Domestic Corporation for U.S. Federal Income Tax Purposes
Although the Company is organized as a corporation under the OBCA, the Company takes the position that it is treated as a U.S. domestic corporation for all U.S. federal income tax purposes under Section 7874 of the Code. As a result, the Company generally is taxable on its worldwide income in both Canada and the

United States. This treatment is expected to continue indefinitely, which could have a material adverse effect on the Company’s financial condition and results of operations. In addition, dividends received by Non-U.S. Holders (as defined above) generally will be subject to U.S. federal withholding tax at the rate of 30%, except as reduced by an applicable income tax treaty. Shareholders who are residents of Canada will not be permitted to claim a foreign tax credit under the Tax Act for any such U.S. withholding tax. Investors are urged to consult their own tax advisers regarding the U.S. tax treatment of the Company and the tax consequences of owning Offered Shares in light of their particular circumstances.
Reliance on Certain Financial Information
This Prospectus contains a summary of the unaudited interim financial results of the Company for the three-month periods ended March 31, 2021 and 2020. Such financial information is derived from unaudited condensed interim consolidated financial statements of the Company for the three-month periods ended March 31, 2021 and 2020 and the accompanying management’s discussion and analysis that have not yet been filed with the securities commission or similar regulatory authority in each of the provinces of Canada (except Québec). Such financial information, however, is required to be incorporated in this Prospectus as historical financial information released by the Company for a financial period more recent than the period for which financial statements are required to be incorporated herein. Prospective investors should use caution when comparing such financial information to periods for which financial statements are incorporated by reference. Such financial information has not been reviewed by the auditors of the Company in accordance with procedures that would otherwise apply to interim financial statements prepared in accordance with IFRS. Prospective investors are cautioned that there may be variations from the financial information presented in this Prospectus as compared to the unaudited condensed interim consolidated financial statements of the Company for the three-month periods ended March 31, 2021 and 2020 and the accompanying management’s discussion and analysis when such financial statements are filed. See “Recent Developments”.
Risks Related to Ownership of the Shares
The COVID-19 pandemic may have a material adverse effect on our business and future growth opportunities
On January 30, 2020, the WHO declared a global emergency with respect to the outbreak of COVID-19 and then characterized it as a pandemic on March 11, 2020. The outbreak has spread globally, causing public health authorities to impose restrictions, such as quarantines, closures, cancellations and travel restrictions. While these effects are expected to be temporary and may be relaxed or rolled back if and when the COVID-19 pandemic abates, the actions may be reinstated as the pandemic continues to evolve and in response to actual or potential resurgences. The duration of the resulting business disruptions and related financial impact cannot be reasonably estimated at this time. While all of the Company’s TMS Centers remain open, and are expected to remain open, during the pandemic, the Company experienced a temporary decline in both patient visits/treatments and new patient treatment starts during the year ended December 31, 2020 as a result of the various “stay at home”, “shelter in place” and/or other restrictions imposed in response to the COVID-19 pandemic. This decline negatively impacted the Company’s business, and in particular has negatively impacted the Company’s cash flows during the year. As a result of our lower than expected cash flows during 2020, the Company was required to obtain additional financing through the 2020 Equity Offering and under the New Credit Facility, the first $15 million tranche of which closed on December 31, 2020. However, it is possible that our consolidated results in future periods will be negatively impacted by the COVID-19 pandemic. In addition, following initial closing under the New Credit Facility and assuming the successful completion of this Offering, the Company expects to have available liquidity for more than        months. Although we believe we will become cash flow positive in the future, we may require additional financing in addition to this Offering to fund operating and investing activities, and we can provide no assurance that such financing will be available on acceptable terms, or at all.
The Company relies on third-party suppliers and manufacturers for its TMS Devices. This outbreak has resulted in the extended shutdown of certain businesses around the globe, which may in turn result in disruptions or delays to the Company’s supply chain. These may include disruptions from the temporary closure of third-party supplier and manufacturer facilities, interruptions in TMS Device supply or restrictions on the export or shipment of TMS Devices. Any disruption to the Company’s suppliers and their contract manufacturers will likely impact the Company’s revenue and operating results. The outbreak of COVID-19 may also impact the availability of key TMS Device components, logistics flows and the availability of other resources to support critical operations.
The Company also relies on payors to make timely payments to it for services provided to their beneficiaries. If payors are negatively impacted by a decline in the economy, including as a result of the COVID-19 pandemic, the Company may experience slowdowns in collections and a reduction in the amounts it expects to collect.
A local, regional, national or international outbreak of a contagious disease, including, but not limited to, COVID-19, Middle East Respiratory Syndrome, Severe Acute Respiratory Syndrome, H1N1 influenza virus, avian flu or any other similar illness, or a fear of any of the foregoing, could adversely impact the Company by causing operating delays and disruptions, labor shortages and shutdowns (including as a result of government regulation and prevention measures). If the Company is unable to mitigate the impacts of the COVID-19 pandemic on operations, its costs may increase and revenue could decrease. It is unknown how the Company may be affected if such an epidemic persists for an extended period of time. A widespread health crisis could adversely affect the global economy, resulting in an economic downturn that could impact demand for the services the Company provides.
The future impact of the outbreak is highly uncertain and cannot be predicted, and there is no assurance that the outbreak will not have a material adverse impact on the Company’s future results. The extent of the impact will depend on future developments, including actions taken to contain COVID-19.
There are unexercised options and warrants outstanding and which may be issued from time to time. If these are exercised or converted, an investor’s interest in Shares will be diluted
Following completion of the Offering there will be        Shares issued and outstanding (        Shares if the Over-Allotment Option is exercised in full). If all of the Company’s options that were issued and outstanding as of        , 2021, including options that are not yet exercisable, were to be exercised, the Company would be required to issue up to an additional 865,833 Shares, or approximately       % of the issued and outstanding Shares following completion of the Offering on a non-diluted basis (approximately       % if the Over-Allotment Option is exercised in full). There will also be 111,109 warrants of the Company issued and outstanding following completion of the Offering that are exercisable into Shares on a one-for-one basis. If all of these warrants were to be exercised, the Company would be required to issue up to an additional 111,109 Shares, or approximately       % of the issued and outstanding Shares following completion of the Offering on a non-diluted basis (        % if the Over-Allotment Option is exercised in full). In addition, to the extent that the Company draws down additional financing under the New Credit Facility, the Company will be required to issue additional common share purchase warrants to Oxford Finance LLC (“Lender Warrants”) in connection with the New Credit Facility in an amount equal to 3% of the amounts drawn divided by the lesser of (i) the closing price of the Shares on the day prior to the issuance of such Lender Warrants and (ii) the average closing price of the Shares on the TSX for the 10 days prior to the issuance of such additional Lender Warrants, in either case subject to approval by the TSX.
These issuances, to the extent they occur, would decrease the proportionate ownership and voting power of all shareholders. This dilution could cause the price of the Shares to decline and it could result in the creation of new control persons. In addition, the Company’s shareholders could suffer dilution in the net book value per Share.
Greybrook Health continues to have significant influence over us, including control over decisions that require the approval of shareholders, which could limit your ability to influence the outcome of matters submitted to shareholders for a vote
Following completion of the Offering and assuming no Offered Shares are issued to Greybrook Health, Greybrook Health will beneficially own, control or direct approximately       % of the issued and outstanding Shares (       % if the Over-Allotment Option is exercised in full). As long as Greybrook Health owns or controls a significant number of the outstanding Shares, they will have the ability to exercise substantial control over all corporate actions requiring shareholder approval, irrespective of how our other shareholders may vote, including the election and removal of directors and the size of our Board, any amendments to our Articles, or the approval of any merger, acquisition or other significant corporate transaction, including a sale of all or substantially all of our assets.
In addition, Greybrook Health’s interests may not align with the interests of our other shareholders. Greybrook Health is in the business of making investments in companies and may acquire and hold, from time to time, interests in businesses that compete directly or indirectly with us. Greybrook Health may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.
Future sales of our securities by existing shareholders or by us could cause the market price for the Shares to decline
Sales of a substantial number of the Shares in the public market could occur at any time. These sales, or the market perception that the holders of a large number of Shares intend to sell their Shares, could significantly reduce the market price of the Shares. We cannot predict the effect, if any, that future public sales of these securities or the availability of these securities for sale will have on the market price of the Shares. If the market price of the Shares was to drop as a result, this might impede our ability to raise additional capital and might cause remaining shareholders to lose all or part of their investment.
It is a condition of closing of the Offering that the Company’s directors and executive officers and Greybrook Health enter into 90 day lock-up agreements. Upon the expiry of such lock-up agreements, those Shares will be available for sale in the public markets subject to restrictions under applicable securities laws. In addition, as of the date hereof, there are 13,735,788 Shares outstanding. There are also options and broker warrants to acquire 865,833 Shares and 111,109 Shares, respectively, currently outstanding and, on December 31, 2020, we issued the Lender Warrants to acquire 51,307 Shares. In addition, to the extent that the Company draws down additional financing under the New Credit Facility, the Company will be required to issue additional Lender Warrants to Oxford Finance LLC. The Shares issuable upon the exercise of these options, broker warrants and Lender Warrants, will, to the extent permitted by any applicable vesting requirements, lock-up restrictions and restrictions under applicable securities laws, also become eligible for sale in the public market.
Further, we cannot predict the size of future issuances of Shares or the effect, if any, that future issuances and sales of Shares will have on the market price of the Shares. Sales of substantial amounts of Shares, or the perception that such sales could occur, may adversely affect prevailing market prices for the Shares.
We do not expect to pay any cash dividends for the foreseeable future
We currently expect to retain all available funds and future earnings, if any, for use in the operation and growth of our business and do not anticipate paying any cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board, subject to compliance with applicable law and any contractual provisions, including under any existing or future agreements for indebtedness we may incur, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our Board deems relevant. Accordingly, realization of a gain on your investment will depend on the appreciation of the price of the Shares, which may never occur. Investors seeking cash dividends in the foreseeable future should not invest in Shares.
We have identified material weaknesses in our internal controls over financial reporting, and an inability to maintain effective internal controls over financial reporting could increase the risk of an error in our financial statements and/or call into question the reliability of our financial statements
We are responsible for establishing and maintaining adequate internal controls over financial reporting, which is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. Because of our inherent limitations and the fact that we are a relatively new public company and are implementing new financial control and management systems, internal controls over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. A failure to prevent or detect errors or misstatements may result in a decline in the market price of the Shares and harm our ability to raise capital in the future.
In connection with the audit of our consolidated financial statements that were prepared in accordance with IFRS, and audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), our management identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
The Company discovered that, as an emerging growth company, it did not have the formalized internal control environment necessary to satisfy the accounting and financial reporting requirements, including a lack of documentation of its existing internal control environment. The control breakdown that gave rise to the material audit adjustment to revenue for the estimate for variable consideration identified by the external auditors was inadequate review and scrutiny of judgement involved in the application of IFRS 15, Revenue from Contracts with Customers to changes to variable consideration estimates at December 31, 2020. The material weaknesses that our management identified related to the following:
•
the Company did not have an effective risk assessment process that successfully identified and assessed risks of misstatement to ensure controls were designed and implemented to respond to those risks;

•
the Company did not have an effective monitoring process to assess the consistent operation of internal control over financial reporting and to remediate known control deficiencies; and

•
the Company did not effectively design and maintain appropriate segregation of duties and controls over the effective preparation, review and approval, and associated documentation of journal entries.

These control deficiencies are pervasive in impact and resulted in certain material misstatements to the Company’s financial statements identified through the audit, and which were corrected by management. Identified errors resulted in certain adjustments to the amounts or disclosures included revenue, share-based compensation, contributed surplus, cash, accounts receivable, accounts payable and accrued liabilities, loans payable, lender warrants, and professional and legal fees. These errors were corrected prior to the release of the Annual Financial Statements.
The existence of these material weaknesses creates a reasonable possibility that an error may not be prevented or detected in the Company’s annual or interim financial statements on a timely basis.
We have established a remediation plan which includes the following specific remedial actions undertaken by management:
•
implementing a system to manage and automate our internal control over financial reporting processes and procedures;

•
hiring additional accounting and finance resources and personnel with expertise in internal control over financial reporting;

•
implementing processes and controls to better identify and manage the consistent operation of internal control over financial reporting and remediate known control deficiencies, including maintaining appropriate segregation of duties;

•
implementing journal entry approval workflow within our key financial system; and

•
retaining an international accounting firm to conduct a comprehensive assessment of our internal control over financial reporting processes and procedures and make recommendations for additional improvements to such processes and procedures.

We will take all measures necessary to address and cure the underlying causes of the material weaknesses. Once implemented, our remediation plan may take significant time and expense to be fully implemented and may require significant management attention, and our efforts may not prove to be successful in remediating the material weakness and do not guarantee that we will not suffer additional material weaknesses and/or significant deficiencies in the future. At this time, management estimates that it will have remediated the material weaknesses described above by the end of fiscal 2021.

Despite the material weaknesses, and based on management’s assessment, management has concluded that the Company’s control environment continued to result in financial statements in prior periods that presented fairly, in all material respects, the Company’s financial position, results of operations, changes in equity (deficit) and cash flows in accordance with IFRS. As a result, no changes to the required conclusions made by the Company’s certifying officers were necessary. Furthermore, management has concluded that the Annual Financial Statements present fairly, in all material respects, the Company’s financial position, results of operations, changes in equity (deficit) and cash flows in accordance with IFRS.
If our management is unable to certify the effectiveness of our internal controls or if additional material weaknesses in our internal controls are identified, we could be subject to regulatory scrutiny and a loss of public confidence, which could harm our business and cause a decline in the price of the Shares. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in the market price of the Shares and harm our ability to raise capital.
We do not expect that our disclosure controls and procedures and internal controls over financial reporting will prevent all error or fraud. A control system, no matter how well-designed and implemented, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues within an organization are detected. The inherent limitations include the realities that judgments in decision making can be faulty, and that breakdowns can occur because of simple errors or mistakes. Controls can also be circumvented by individual acts of certain persons, by collusion of two or more people or by management override of the controls. Due to the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected in a timely manner or at all. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results could be materially adversely affected, which could also cause investors to lose confidence in our reported financial information, which in turn could result in a reduction in the trading price of the Shares.
As a result of our NASDAQ listing, we are now subject to the requirements of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). Section 404 of Sarbanes-Oxley (“Section 404”) requires companies subject to the reporting requirements of the U.S. securities laws to complete a comprehensive evaluation of our internal controls over financial reporting. To comply with this statute, we will be required to document and test our internal control procedures and our management will be required to assess and issue a report concerning our internal controls over financial reporting. Pursuant to the Jumpstart Our Business Startups Act (“JOBS Act”), we are classified as an “emerging growth company”. Under the JOBS Act, emerging growth companies are exempt from certain reporting requirements, including the independent auditor attestation requirements of Section 404(b) of Sarbanes-Oxley. Under this exemption, our independent auditor will not be required to attest to and report on management’s assessment of our internal control over financial reporting during a transition period of up to five years from our initial registration in the United States. We will need to prepare for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our report. However, the continuous process of strengthening our internal controls and complying with Section 404 is complicated and time-consuming. Furthermore, we believe that our business will grow in the United States, in which case our internal controls will become more complex and will require significantly more resources and attention to ensure our internal controls remain effective overall. During the course of our testing, our management may identify additional material weaknesses or significant deficiencies, which may not be remedied in a timely manner. If our management cannot favorably assess the effectiveness of our internal controls over financial reporting, or our independent registered public accounting firm identifies additional material weaknesses in our internal controls, investor confidence in our financial results may weaken, and the market price of our securities may suffer.
The forward-looking statements contained in this Prospectus may prove to be incorrect
There can be no assurance that any estimates and assumptions contained in this Prospectus will prove to be correct. Our actual results in the future may vary significantly from the historical and estimated results and those variations may be material. There is no representation by us that actual results achieved by the Company in the future will be the same, in whole or in part, as those included in this Prospectus. See “Forward-Looking Statements”.
PROMOTER
Greybrook Health may be considered a promoter of the Company within the meaning of securities legislation of certain provinces of Canada. Greybrook Health currently holds an approximate 31.5% ownership interest in the Company through ownership of 4,327,697 Shares. See “Risk Factors — Risks Related to Ownership of the Shares”
LEGAL MATTERS
Certain legal matters relating to Canadian law with respect to the Offering will be passed upon on behalf of the Company by Torys LLP and on behalf of the Underwriters by Dentons Canada LLP. Certain legal matters relating to United States law with respect to the Offering will be passed upon on behalf Company by Torys LLP and on behalf of the Underwriters by Dentons US LLP. As of the date hereof, the “designated professionals” (as such term is defined in Form 51-102F2 — Annual Information Form) of each of Torys LLP, as a group, and Dentons Canada LLP, as a group, respectively, beneficially own, directly or indirectly, less than 1% of the outstanding securities of the Company.
AUDITORS AND TRANSFER AGENT AND REGISTRAR
KPMG LLP are the auditors of the Company and have confirmed that they are independent with respect to the Company within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation and also that they are independent accountants with respect to the Company under all relevant U.S. professional and regulatory standards.
The transfer agent and registrar for the Offered Shares is Computershare Investor Services Inc. at its principal office in Toronto, Ontario.
ENFORCEABILITY OF JUDGMENTS IN CANADA
William Leonard, Brian P. Burke, Adrienne Graves, Adele C. Oliva and Frank Tworecke (collectively, the “Non-Resident Persons”) are each directors and/or officers of the Company who reside outside of Canada. The Non-Resident Persons have appointed the Company as their agent for service of process. The Company’s address for service of process is 890 Yonge Street, 7th Floor, Toronto, Ontario, Canada M4W 3P4.
Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
The following documents have been or will be filed with the SEC as part of the Registration Statement of which this Prospectus forms a part: (a) the documents listed under the heading “Documents Incorporated by Reference”; (b) powers of attorney from the Company’s directors or officers, as applicable; (c) the consent of KPMG LLP; (d) the consent of Torys LLP; (e) the consent of Dentons Canada LLP; and (f) the Underwriting Agreement. Concurrently with the initial filing of the Registration Statement, the Company separately filed a Form F-X with the SEC. See “Enforceability of Civil Liabilities in the United States”.

         Common Shares

PROSPECTUS
          , 2021

Stifel
Canaccord Genuity
BTIG
Bloom Burton

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS
INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 136 of the Business Corporations Act (Ontario) provides, in part, as follows:
Indemnification
(1)   A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.
Advance of Costs
(2)    A corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1), but the individual shall repay the money if the individual does not
Limitation
(3)   A corporation shall not indemnify an individual under subsection (1) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request.
Same
(4)   In addition to the conditions set out in subsection (3), if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual under subsection (1) unless the individual had reasonable grounds for believing that the individual’s conduct was lawful.
Derivative Actions
(4.1)   A corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).
Right to indemnity
(4.2)   Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking an indemnity,
(a)
was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)
fulfils the conditions set out in subsections (3) and (4).

Nothing in the articles of incorporation, by-laws or resolutions of the Registrant limits the right of any person entitled to claim indemnity apart from the indemnity provided pursuant to Section 136 of the Business Corporations Act (Ontario).

The Registrant maintains a policy of directors’ and officers’ liability insurance which insures, subject to certain exclusions, directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
II-2

EXHIBITS
Exhibit	Description
4.1	Annual Information Form of the Registrant for the year ended December 31, 2020 dated March 30, 2021 (incorporated by reference to Exhibit 99.1 of the Registrant’s Annual Report on Form 40-F filed on March 30, 2021).
4.2	Audited Consolidated Financial Statements of the Registrant for the financial years ended December 31, 2020 and December 31, 2019, and the notes thereto together with the report of the independent auditors thereon (the “Annual Financial Statements”) (incorporated by reference to Exhibit 99.2 of the Registrant’s Annual Report on Form 40-F filed on March 30, 2021).
4.3	Management’s Discussion and Analysis of the Registrant dated March 30, 2021 for the Annual Financial Statements (incorporated by reference to Exhibit 99.3 of the Registrant’s Annual Report on Form 40-F filed on March 30, 2021).
4.4	Management Information Circular of the Registrant dated December 4, 2020 in connection with its special meeting of shareholders held on January 12, 2021 (incorporated by reference to Exhibit 99.22 of the Registrant’s Registration Statement on Form 40-F filed on March 10, 2021).
4.5	Management Information Circular of the Registrant dated May 19, 2020 in connection with its annual meeting of shareholders held on June 29, 2020 (incorporated by reference to Exhibit 99.25 of the Registrant’s Registration Statement on Form 40-F filed on March 10, 2021).
4.6	Material Change Report of the Registrant dated February 2, 2021 in respect of the consolidation of its issued and outstanding Shares on the basis of one post-consolidation Share for every five pre-consolidation Shares (incorporated by reference to Exhibit 99.29 of the Registrant’s Registration Statement on Form 40-F filed on March 10, 2021).
4.7	Material Change Report of the Registrant dated January 11, 2021 in respect of the Registrant’s US$30 million secured credit facility entered into between the Company and Oxford Finance LLC (incorporated by reference to Exhibit 99.30 of the Registrant’s Registration Statement on Form 40-F filed on March 10, 2021).
5.1	Consent of KPMG LLP.
5.2	Consent of Dentons Canada LLP.
5.3	Consent of Torys LLP.
6.1	Powers of Attorney (included on the signature pages of this Registration Statement).
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PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
ITEM 1.   UNDERTAKING
The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.
ITEM 2.   CONSENT TO SERVICE OF PROCESS
Concurrently with the filing of this Registration Statement on Form F-10, the Registrant will file with the Commission a written irrevocable consent and power of attorney on Form F-X.
Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment of the Form F-X referencing the file number of this Registration Statement.
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SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 4th day of May, 2021.
GREENBROOK TMS INC.
By:
/s/ Bill Leonard

Name: Bill Leonard
Title: Chief Executive Officer
POWER OF ATTORNEY
We, the undersigned directors and/or officers of the Registrant, hereby severally constitute and appoint Bill Leonard and Erns Loubser, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below this Registration Statement on Form F-10 filed herewith, and any and all amendments to said registration statement (including post-effective amendments), and registration statements filed pursuant to Rule 462(b) or Rule 429 under the Securities Act, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but when taken together shall constitute one instrument.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on the 4th day of May, 2021.
Signature	Title
/s/ Bill Leonard Bill Leonard	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Erns Loubser Erns Loubser	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Brian P. Burke Brian P. Burke	Director
/s/ Colleen Campbell Colleen Campbell	Director
/s/ Sasha Cucuz Sasha Cucuz	Director
/s/ Adrienne Graves Adrienne Graves	Director
/s/ Adele C. Oliva Adele C. Oliva	Director
/s/ Frank Tworecke Frank Tworecke	Director
/s/ Elias Vamvakas Elias Vamvakas	Director
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AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of the Securities Act, the undersigned, the Registrant’s duly authorized representative has signed this Registration Statement on this 4th day of May, 2021.
TMS NEUROHEALTH CENTERS INC.
By:
/s/ Bill Leonard

Name: Bill Leonard
Title: President
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